Exhibit 10.2


FOR IMMEDIATE RELEASE

Contacts:
     Robert P. Giargiari, Investor Relations (619) 812-7179
     Patricia Sullivan, Corporate Communications (619) 812-7146
     E-Mail:  IR@mobi.com

Molecular Biosystems Appoints Executive Vice President and CFO

San Diego, California, December 3, 1998 -- Molecular Biosystems, Inc. (NYSE:MB)
(MBI) Thursday announced the appointment of Howard Dittrich, M.D., vice president of medical and regulatory affairs, to the newly created office of executive vice president. Dr. Dittrich, who has been instrumental in the development and regulatory approval of the company's flagship product OPTISON(r), will assume expanded management responsibilities.

Dr. Dittrich, an echocardiographer and Clinical Professor of Medicine at the University of California, San Diego, has been employed at MBI since 1996.

Additionally, MBI named Elizabeth L. Hougen, company controller, to the position of chief financial officer, effective January 1, 1999. Ms. Hougen has more than 15 years of experience in finance and accounting in the biomedical, high technology and professional services industries. She has been employed at MBI since 1992. Ms. Hougen is a certified management accountant and holds an MBA in finance from University of San Diego.

The move is in response to the planned departure of Gerard A. Wills, vice president of finance and CFO. Mr. Wills' resignation is effective December 31, 1998.

Molecular Biosystems (NYSE: MB), based in San Diego, California, is a world leader in the development and commercialization of ultrasound contrast agents for diagnostic imaging. The company's innovative products, including OPTISON and ORALEX(r), enable improved diagnoses of common disease through clearer ultrasound images. Information about MBI may be obtained via fax by calling 888-329-4007 (toll-free) or via the internet by pointing your browser to (http://www.mobi.com).